UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

December 1, 2016

____________________

Commission	Registrant; State of Incorporation	IRS Employer
File Number	Address; and Telephone Number	Identification No.

001-09057	WEC ENERGY GROUP, INC.	39-1391525
(A Wisconsin Corporation)
231 West Michigan Street
P.O. Box 1331
Milwaukee, WI 53201
(414) 221-2345

The name and address of the registrant have not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Performance Measures for Annual Incentive Compensation

On December 1, 2016, pursuant to the terms of the WEC Energy Group Short-Term Performance Plan, as amended and restated effective as of January 1, 2016 (the “STPP”), the Compensation Committee of WEC Energy Group, Inc.’s Board of Directors (the “Compensation Committee”) established the overall performance measures and their respective weighting for the upcoming 2017 plan year. For WEC Energy officers, the 2017 annual incentive under the STPP will be primarily dependent upon financial achievement determined by WEC Energy’s performance against targets for earnings from continuing operations (75% weight) and cash flow (25% weight). Awards can be increased or decreased by up to 10% based upon performance in the operational areas of customer satisfaction (5%), safety (2.5%) and supplier and workforce diversity (2.5%) for the entire family of WEC Energy companies.

For those officers whose positions primarily relate to utility operations in Wisconsin, the 2017 annual incentive under the STPP will be primarily dependent upon financial achievement determined by WEC Energy’s performance against targets for earnings from continuing operations (25% weight) and cash flow (25% weight), as well as against targets for the aggregate net income of WEC Energy’s Wisconsin utility operations (50% weight). Awards for these officers can be increased or decreased by up to 10% based upon performance in the operational areas of customer satisfaction (5%), safety (2.5%) and supplier diversity (1.25%) for WEC Energy’s Wisconsin utility operations, as well as workforce diversity (1.25%) for the entire family of WEC Energy companies.

For those officers whose positions primarily relate to utility operations in Illinois, the 2017 annual incentive under the STPP will be primarily dependent upon financial achievement determined by WEC Energy’s performance against targets for earnings from continuing operations (25% weight) and cash flow (25% weight), as well as against targets for the aggregate net income of WEC Energy’s Illinois utility operations (50% weight). Awards for these officers can be increased or decreased by up to 10% based upon performance in the operational areas of customer satisfaction (5%), safety (2.5%) and supplier diversity (1.25%) for WEC Energy’s Illinois utility operations, as well as workforce diversity (1.25%) for the entire family of WEC Energy companies.

All of the actual performance targets will be established in the near future.

Amendment of the Performance Unit Plan

On December 1, 2016, the Compensation Committee amended and restated the WEC Energy Group Performance Unit Plan effective January 1, 2017, to provide for an Additional Performance Measure in addition to the performance measure of total shareholder return. “Additional Performance Measure” is defined as the performance criterion or criteria (if any) that the Compensation Committee selects, in its sole discretion, based on the attainment of specific levels of performance by WEC Energy.

The Compensation Committee also adopted several administrative amendments, including clarifying how short-term dividend equivalents are calculated.

Prior to these amendments, performance units granted under this plan entitled the grantee to receive a cash payment based upon WEC Energy's total shareholder return (stock price appreciation plus dividends) over a three-year performance period as compared to the total shareholder return of a custom peer group of companies. Performance units vested in an amount between 0% and 175% of the target award.

Pursuant to the amendments to the performance unit plan, beginning with the 2017 awards, performance will be measured against total shareholder return and the Additional Performance Measure(s), if any, selected by the Compensation Committee. Performance units will continue to vest in an amount between 0% and 175% of the target award based upon WEC Energy’s comparative total shareholder return over a three-year performance period. However, the vesting percentage may be adjusted based upon WEC Energy’s performance against the Additional Performance Measure(s). The Additional Performance Measure(s), if any, must be selected by the Compensation Committee at the beginning of the three-year performance period. For each year during the performance period, the Compensation Committee will select the target(s) for the Additional Performance Measure(s) and the potential adjustment to the vesting percentage for that year based on achievement of the

Additional Performance Measure(s) relative to the selected target(s). The actual adjustment, if any, to the vesting percentage based upon the Additional Performance Measure(s) will be determined annually. In no event will any adjustment cause the vesting percentage over the three-year performance period to be less than zero.

Amendment of the Director Restricted Stock Award Terms and Conditions

On December 1, 2016, the Compensation Committee revised the terms and conditions of restricted stock granted to Directors under the WEC Energy Group 1993 Omnibus Stock Incentive Plan, Amended and Restated effective as of January 1, 2016. Pursuant to these new terms and conditions, beginning with the 2017 awards to Directors, shares of restricted stock will vest upon one year of service as a Director of WEC Energy as opposed to three years of service.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

10 Material Contracts

10.1	WEC Energy Group Performance Unit Plan, amended and restated effective as of January 1, 2017.

10.2	Director Restricted Stock Award Terms and Conditions effective January 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEC ENERGY GROUP, INC.
(Registrant)

/s/ William J. Guc
Date: December 7, 2016	William J. Guc – Vice President and Controller